As filed with the Securities and Exchange Commission on September 10, 2025.

Registration No. 333-289213

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Auddia Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-4257218
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1680 38th Street, Suite 130

Boulder, Colorado 80301

(303) 219-9771

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffery Thramann

Chief Executive Officer

Auddia Inc.

1680 38th Street, Suite 130

Boulder, Colorado 80301

(303) 219-9771

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send a copy of all communications to:

Jennifer L. Porter, Esq.
James H. Carroll, Esq.	Justin Platt, Esq.
Carroll Legal LLC	Goodwin Procter LLP
1449 Wynkoop Street, Suite 507	3025 John F. Kennedy Blvd.
Denver, CO 80202	Philadelphia, PA 19104
(303) 888-4859	(445) 207-7805

Approximate date of commencement proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated September 10, 2025

AUDDIA INC.

Up to 859,985 Shares of Common Stock

This prospectus relates to the offer and resale, from time to time, of up to an aggregate of 859,985 shares of our common stock, par value $0.001 per share, consisting of, (a) up to 545,519 shares of common stock issuable upon conversion of our Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Convertible Preferred Stock”) and (b) up to 314,466 shares of common stock issuable upon the exercise of warrants (the “Common Warrants”), each sold in a private investment in public equity financing (the “PIPE Offering”) pursuant to a Securities Purchase Agreement, dated June 30, 2025 (the “2025 SPA”), by and between us and the purchasers named therein (the “Selling Stockholders”).

We are not selling any securities under this prospectus, and we will not receive proceeds from the sale of the shares of our common stock by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Common Warrants, which, if exercised in cash at the current applicable exercise price, would result in gross proceeds to us of approximately $1.5 million.

We will pay the expenses of registering the shares of common stock offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholders will be paid by the Selling Stockholders. The Selling Stockholders may sell our shares of common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholders may sell shares will be determined by the prevailing market price for our common stock or in negotiated transactions.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “AUUD.” The last reported sale price of our common stock on the Nasdaq Capital Market on September 9, 2025 was $1.91 per share. Our Series A Warrants are quoted on the Nasdaq Capital Market under the symbol “AUUDW.” The last reported sale price of our Series A warrants on the Nasdaq Capital Market September 9, 2025 was $0.0193 per warrant.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 8 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. If required, each time a Selling Stockholder offers common stock, in addition to this prospectus, we may provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference.

You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find Additional Information” and “Information Incorporated by Reference” in this prospectus.

Neither we nor the Selling Stockholders have authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or related free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement or related free writing prospectus. This prospectus and any accompanying prospectus supplement or related free writing prospectus, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and any accompanying prospectus supplement or related free writing prospectus, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

This prospectus contains, or incorporates by reference, trademarks, tradenames, service marks and service names of Auddia Inc.

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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any accompanying prospectus or prospectus supplement and the documents incorporated by reference herein and therein may contain forward looking statements that involve significant risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and assumptions about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the SEC which are incorporated by reference herein. This prospectus, and any accompanying prospectus or prospectus supplement, should be read in conjunction with the consolidated financial statements for the fiscal years ended December 31, 2024 and 2023 and related notes, which are incorporated by reference herein.

We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of the significant risks, uncertainties and assumptions that accompany forward-looking statements, the forward-looking events and circumstances discussed in this prospectus and any accompanying prospectus or prospectus supplement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus, or any accompanying prospectus or any prospectus supplement. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

Any forward-looking statement you read in this prospectus, any accompanying prospectus, or any prospectus supplement or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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ABOUT THE COMPANY

Overview

Auddia (the “Company”) is an AI technology company headquartered in Boulder, CO that is reinventing how consumers engage with audio through the development of its faidr app, an industry-first audio platform, which utilizes proprietary AI technology to personalize and customize both radio and podcast listening experiences.

faidr allows users to listen to AM/FM radio stations without unwanted commercial breaks. The app replaces these ad breaks in real time with streaming music similar in format and genre to the radio station being played. The faidr app represents the first-time consumers can combine the local content uniquely provided by AM/FM radio with commercial-free and personalized listening many consumers demand from digital-media consumption. In addition to commercial-free AM/FM, faidr includes podcasts - also with ads removed or easily skipped by listeners - as well as exclusive content, which includes new artist discovery, curated music stations, and exclusive music podcasts that allow hosts to play full tracks within the episode.

The combination of AM/FM streaming and podcasting, with Auddia’s unique, AI technology-driven differentiators, addresses large (radio streamers) and rapidly growing (podcast listeners) audiences.

We have developed our AI platform on top of Google’s TensorFlow open-source library that is being “taught” to know the difference between all types of audio content on the radio. For instance, the platform recognizes the difference between a commercial and a song and DJ conversation. Not only does the technology learn the differences between the various types of audio segments, but it also identifies the beginning and end of each piece of content.

The faidr app is intended to be downloaded by consumers who are willing to pay for a customizable, commercial-free listening experience. Our advanced features allow subscribers to skip any content heard on the station and request audio content on-demand. We believe the faidr App represents a significant differentiated audio streaming product, the first to give audio streamers a more personalized middle ground between passive content like broadcast radio and fully on-demand content like Spotify. No other audio streaming app available today, including category leaders like TuneIn, iHeart, and Audacy, can compete with faidr’s full product offerings.

We launched an MVP version of faidr through several consumer trials in 2021 to measure consumer interest and engagement with the App. The full app launched on February 15, 2022, and included all major U.S. radio stations in the US. In February 2023, we added faidrRadio, our exclusive content offerings, to the app. Podcasts were added to the app for the iOS version before the end of Q1 2023 as planned and added to the Android app in May of 2023.

In the first half of 2025, we implemented new paywalls and are now testing various price points and marketing strategies aimed at optimizing subscription conversions. The Company continues to look for opportunities to improve the value faidr delivers to consumers through content enhancements, improvements in app functionality, and the development of new features. Through these ongoing improvements to the faidr app and the continuous optimization of the marketing message and strategy to reach the right audiences, the Company continues to pursue the product market fit required to support a significant increase in marketing spend to drive users and revenue.

The faidr mobile App is available today through the iOS and Android App stores.

In August 2025, Auddia Inc. announced a significant strategic pivot, transitioning from a direct-to-consumer subscription model to a business-to-business SaaS platform centered on AI-driven music discovery. This shift marks a redefinition of the company’s monetization strategy and product positioning. Premium features of the faidr app, including ad-break removal powered by proprietary AI, will now be offered free to consumers. Instead of relying on consumer subscriptions, Auddia will generate revenue by offering exposure opportunities to artists and labels through its streaming infrastructure.

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At the core of this new strategy is the launch of Discovr Radio, a platform that utilizes Auddia’s AI Placement Engine to insert emerging artist tracks into AM/FM radio streams. These tracks replace traditional ad slots, transforming passive radio listening into a dynamic music discovery experience. This model provides artists with guaranteed plays and access to audiences that are typically unreachable through platforms like Bandcamp or SoundCloud.

The strategic rationale behind this pivot is grounded in market research indicating strong consumer interest in discovering new music within familiar radio formats. By actively placing content rather than relying on passive uploads, Auddia offers a differentiated value proposition to artists and labels. The B2B model also introduces scalable, recurring revenue potential and aligns with broader industry trends favoring AI-enhanced content delivery.

The PIPE Offering

On June 30, 2025, we entered into the 2025 SPA with the Selling Stockholders for a convertible preferred stock and warrants financing. At the closing, we issued 750 shares of Series C Convertible Preferred Stock at a purchase price of $1,000 per share of Series C Convertible Preferred Stock. The Series C Convertible Preferred Stock is convertible into common stock at an initial conversion price of $4.77 per share of common stock. The Company also issued the Common Warrants exercisable for 314,466 shares of common stock with a five year term.

The Common Warrants are exercisable beginning six months after the date of issuance for $4.77 per share of common stock, subject to certain adjustments, including with respect to stock dividends, splits, subsequent rights offerings, pro rata distributions and a Fundamental Transaction (as defined in the Common Warrant) and until the fifth anniversary of the original issuance date (the “Expiration Date”). The exercise of the Warrants are subject to beneficial ownership limitations.

In connection with the PIPE Offering, we entered into a Registration Rights Agreement with the Purchasers, dated June 30, 2025 (the “Registration Rights Agreement”). The Registration Rights Agreement provides that we shall file a registration statement covering the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) with the SEC no later than the 45th calendar day following the date of the Registration Rights Agreement, and have the registration statement declared effective by the SEC as promptly as possible after the filing thereof, but in any event no later than the 90th calendar day following the date of the Registration Rights Agreement.

Recent Developments

At-the-Market Offering

On August 22, 2025, the Company entered into an At-the-Market Issuance Sales Agreement (the “Sales Agreement”) with Ascendiant Capital Markets, LLC, as sales agent (the “Agent”), to sell shares of its common stock, having an aggregate offering price of up to $10,000,000 from time to time, through an “at the market offering” (the “ATM Offering”) as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate market value of shares of its common stock eligible for sale under the Sales Agreement will be subject to the limitations of General Instruction I.B.6 of Form S-3, to the extent required under such instruction. On August 22, 2025, the Company filed a prospectus supplement with the SEC relating to the offer and sale of up to $3,042,500 of shares of its common stock in the ATM Offering, which is based on the limitations of General Instruction I.B.6 of Form S-3.

Proposed Business Combination

On August 5, 2025, the Company issued a press release announcing that it had entered into a non-binding letter of intent (“LOI”) for a proposed business combination between the Company and Thramann Holdings, LLC (“Holdings”). Holdings is a privately held holding company that controls LT350, Influence Healthcare, and Voyex, three early stage AI-native companies founded by Jeff Thramann, Auddia’s founder, CEO and Executive Chairman.

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The LOI contemplates a business combination between Auddia and Holdings with Auddia becoming a public holding company trading under a new name and ticker symbol. The transaction would result in the portfolio companies of Holding and Auddia becoming subsidiaries of the public holding company. Under the proposed terms, Holdings’ equity holders are expected to receive an 80% ownership interest in the combined company, with Auddia equity holders owning a 20% interest.

The proposed business combination is subject to a number of known and unknown risk and uncertainties. There can be no assurances that the parties will enter into a definitive business combination on the terms contemplated hereby or at all. Further, there can be no assurances that such business combination will be approved by stockholders or will ultimately be consummated.

Mergers and Acquisitions Strategy

We are exploring various merger and acquisition options as part of a broader strategy which aims to scale the business more rapidly; accelerate user adoption and subscriber growth; enter new markets (international); and open new pathways toward raising capital. The overall strategy focuses on three areas: (1) acquiring retained users of a radio-streaming app, (2) bringing our proprietary ad-free products to that userbase to generate significant subscription revenue, and (3) bringing together other differentiated features into the larger audio Superapp platform.

Nasdaq Deficiency Notices

During 2022, 2023 and 2024, the Company received notices from Nasdaq indicating that the Company was not in compliance with (i) Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Stock Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing or (ii) Nasdaq Listing Rule 5550(a)(2) which requires companies listed on The Nasdaq Stock Market to maintain a minimum of a $1.00 bid price for continued listing.

On May 24, 2024, we received a letter from Nasdaq indicating that we had regained compliance with the equity requirement in Listing rule 5550(b) (1). We will be subject to a Mandatory Panel Monitor for a period of one year from the date of the letter in accordance with application of Listing Rule 5815(d)(4)(B).

On October 16, 2024, we received a written notice from Nasdaq indicating that we were not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing. The bid price notice does not result in the immediate delisting of our common stock from the Nasdaq Capital Market. The bid price notice indicated that we have 180 calendar days (or until April 14, 2025) in which to regain compliance. If at any time during this 180 calendar day period the bid price of our common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, the Nasdaq staff will provide us with a written confirmation of compliance and the matter will be closed.

On April 14, 2025, Nasdaq notified us that we were in compliance with the $1.00 minimum bid price requirement.

Reverse Stock Splits

On February 27, 2024, the Company effectuated a 1-for-25 reverse stock split.

On March 28, 2025, the Company effectuated a 1-for-17 reverse stock split.

The reverse stock splits did not change the authorized number of shares of the Company’s common stock. No fractional shares were issued and any fractional shares resulting from the reverse stock splits were rounded up to the nearest whole share.

The reverse stock splits applied to the Company’s outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable were adjusted proportionately as a result of the reverse stock splits. The exercise prices of any outstanding warrants or stock options were also proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans.

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Going Concern

Our working capital deficiency, stockholders’ deficit, and recurring losses from operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2024 with respect to this uncertainty. Our ability to continue as a going concern will require us to obtain additional funding.

The Company secured approximately $4.2 million in additional financing year-to-date through September 3, 2025. The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	inclusion of only two years, as compared to three years, of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation;

•	reduced disclosure about executive compensation arrangements; and

•	an exemption from the requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our February 2021 IPO, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior December 31st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We have taken advantage of the reduced reporting requirements in this prospectus and in the documents incorporated by reference into this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies that are not emerging growth companies.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies.

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We are also a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Our Corporate Information

We were originally formed as Clip Interactive, LLC in January 2012, as a limited liability company under the laws of the State of Colorado. Immediately prior to our initial public offering in February 2021, we converted into a Delaware corporation pursuant to a statutory conversion and were renamed Auddia Inc.

Our principal executive offices are located at 1680 38th Street, Suite 130, Boulder, CO 80301. Our main telephone number is (303) 219-9771. Our internet website is www.auddia.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the risks set forth under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference herein. You should also refer to the other information contained in this prospectus, and the documents incorporated by reference herein including our financial statements and the related notes, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2024, before deciding to invest in our securities. The risks and uncertainties described below are not the only ones we face. Other sections of this prospectus may include additional factors which could adversely affect our business, results of operations and financial performance. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks actually occurs, our business, financial condition, results of operations and prospects could be materially and adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to this Offering

The Selling Stockholders may sell their shares of common stock in the open market, which may cause our stock price to decline.

The Selling Stockholders may sell the shares of common stock being registered in this offering in the public market. That means that up to 859,985 shares of common stock, the number of shares being registered in this offering for sale by the Selling Stockholders if they exercise the Common Warrants, may be sold in the public market. Such sales will likely cause our stock price to decline.

Sales of our common stock by the Selling Stockholders could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

Risks related to our financial position and need for additional capital

Our auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

Our past working capital deficiency, stockholders’ deficit and recurring losses from operations raised substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2024 with respect to this uncertainty. The Company secured approximately $4.2 million in additional financing year-to-date through September 3, 2025, which will only be sufficient to fund our current operating plans into the 4th quarter of 2025. The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

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USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the common stock offered by this prospectus by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Common Warrants, which, if exercised in cash at the current exercise price with respect to all Common Warrants, would result in gross proceeds to us of approximately $1.5 million. The proceeds from such Common Warrant exercises, if any, will be used for working capital and general corporate purposes. We cannot predict when or whether the Common Warrants will be exercised, and it is possible that some or all of the Common Warrants may expire unexercised. For information about the Selling Stockholders, see “Selling Stockholders”.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares of common stock offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

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DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Our future ability to pay cash dividends on our stock may also be limited by the terms of any future debt or preferred securities or future credit facility.

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SELLING STOCKHOLDERS

The Selling Stockholders acquired the Series C Convertible Preferred Stock and Common Warrants from us in an private placement pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act, and/or Rule 506 under Regulation D promulgated thereunder. The common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon conversion of the Series C Convertible Preferred Stock and exercise of the Common Warrants. For additional information regarding the issuance of the Series C Convertible Preferred Stock and Common Warrants, see “About the Company-The PIPE Offering”.

We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of the Series C Convertible Preferred Stock and the Common Warrants, the Selling Stockholders have not had any material relationship with us within the past three years except as discussed below.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each of the Selling Stockholders, based on its ownership of the Series C Convertible Preferred Stock and Common Warrants, as of August 31, 2025, assuming conversion of the Series C Convertible Preferred Stock and exercise of the Common Warrants held by the Selling Stockholders on that date, without regard to any limitations on conversion and exercise set forth in the Certificate of Designation for the Series C Convertible Preferred Stock or Common Warrants.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders (without regard to any limitations on conversion of the Series C Convertible Preferred Stock set forth in the Certificate of Designation related thereto or exercise of the Common Warrants set forth therein).

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) 250% of the maximum number of shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock (assuming for purposes hereof that (x) the preferred stock are convertible at the initial conversion price (as defined in the Certificate of Designations), (y) dividends on the preferred stock shall accrue through the second anniversary of the issuance thereof and will be converted in shares of common stock at a dividend conversion price equal to the Dividend Conversion Price (as defined in the Certificate of Designations) assuming a Dividend Date (as defined in the Certificate of Designations) as of the date hereof and (z) any such conversion shall not take into account any limitations on the conversion of the Series C Convertible Preferred Stock set forth in the Certificate of Designation related thereto) and (ii) the maximum number of shares of common stock issuable upon exercise of the Common Warrants, determined as if the outstanding Common Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to the six month limitation on exercise or any additional limitations on the exercise of the Common Warrants. Because the conversion price of the Series C Convertible Preferred Stock may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Series C Convertible Preferred Stock and the Common Warrants held by Selling Stockholders, a Selling Stockholder may not convert any Series C Convertible Preferred Stock or exercise any Common Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (the “Maximum Percentage”), of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock which have not been converted or exercise of the Common Warrants which have not been exercised. The number of shares in the second column reflects these limitations, however, the fourth column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution”.

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Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)			Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(2)(3)	Number of Shares of Common Stock Owned After Offering(4)
	Number		Percent		Number	Percent
C/M Capital Master Fund LP(5)	112,685	(6)	4.99%	286,662	0	*
WVP Emerging Manager Onshore Fund LLC - C/M Capital Series(7)	112,685	(6)	4.99%	573,323	0	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Applicable percentage ownership is based on 2,145,533 shares of our common stock outstanding as of August 31, 2025.

(2)	For the purposes of the calculations of common stock to be sold pursuant to the prospectus we are assuming that (i) the Common Warrants are exercised in full and the Series C Convertible Preferred Stock is converted in full at a conversion price of $4.77 per share with dividends accruing through the second anniversary of the issuance thereof, in each case without regard to any limitations set forth in the Common Warrant or the Certificate of Designation, as applicable, (ii) a triggering event under the Certificate of Designation has not occurred, and (iii) any dividends will be converted into shares of common stock at a dividend conversion price equal to a dividend conversion price of $3.69.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)	This column represents the amount of shares of common stock that will be held by the Selling Stockholders after completion of this offering based on the assumptions that (a) all shares of common stock underlying Series C Convertible Preferred Stock and Common Warrants registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other shares of common stock are acquired or sold by the Selling Stockholders prior to completion of this offering. However, the Selling Stockholders are not obligated to sell all or any portion of the shares of our common stock offered pursuant to this prospectus.

(5)	Thomas Walsh and Jonathan Juchno are the Managing Partners of C/M Capital Master Fund, LP, and therefore may be deemed to have shared voting and investment power over securities owned directly and indirectly by C/M Capital Master Fund, LP. Each of Messrs. Walsh and Juchno disclaim any beneficial ownership of these shares. The business address of C/M Capital Master Fund LP is 1111 Brickell Avenue, Suite 2920, Miami, FL 33131.

(6)	This column lists the number of shares of our common stock beneficially owned by each of C/M Capital Master Fund, WVP Emerging Manager Onshore Fund LLC - C/M Capital Series, Cavalry Fund I, LP, and Cadence Hill Opportunity Fund, LP (collectively, the “Funds”) as of August 31, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of August 31, 2025, the Funds would beneficially own an aggregate of 917,633 shares of our common stock, consisting of (A) 286,662 shares of our common stock beneficially owned by C/M Capital Master Fund LP, consisting of (i) 181,840 shares issuable upon conversion of 250 shares of Series C Convertible Preferred Stock, with a stated value of $1,000 per share, all of which shares are being registered for resale under this prospectus and (ii) 104,822 shares issuable upon exercise of the Common Warrants, all of which shares are being registered for resale under this prospectus, (B) 586,481 shares our common stock beneficially owned by WVP Emerging Manager Onshore Fund LLC - C/M Capital Series, consisting of (i) 363,680 shares issuable upon conversion of 500 shares of Series C Convertible Preferred Stock, with a stated value of $1,000 per share, all of which shares are being registered for resale under this prospectus, (ii) 209,644 shares issuable upon exercise of the Common Warrants, all of which shares are being registered for resale under this prospectus, and (iii) 13,157 shares issuable upon exercise of warrants purchased in a private investment in public equity financing pursuant to a securities purchase agreement, dated April 23, 2024, by and between us and the purchasers named therein, none of which shares are being registered for resale under this prospectus, (C) 31,779 shares of our common stock beneficially owned by Cavalry Fund I, LP issuable upon exercise of warrants purchased in a private investment in public equity financing pursuant to a securities purchase agreement, dated April 23, 2024, by and between us and the purchasers named therein, none of which shares are being registered for resale under this prospectus, and (D) 12,712 shares of our common stock beneficially owned by Cadance Hill Opportunity Fund, LP issuable upon exercise of warrants purchased in a private investment in public equity financing pursuant to a securities purchase agreement, dated April 23, 2024, by and between us and the purchasers named therein, none of which shares are being registered for resale under this prospectus.

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(7)	WVP Management, LLC, the Managing Member of WVP Emerging Manager Onshore Fund LLC - C/M Capital Series, has discretionary authority to vote and dispose of the shares held by this Selling Stockholder and may be deemed to be the beneficial owner of these shares. Cavalry Fund I Management LLC and Worth Venture Partners, LLC, in their capacity as advisors to this Selling Stockholder, may also be deemed to have investment discretion and voting power of the shares held by this Selling Stockholder. Thomas Walsh, in his capacity as General Partner, CEO, and CIO of Cavalry Fund I Management LLC, may also be deemed to have investment discretion and voting power over the shares held by this Selling Stockholder. Abby Flamholz, in her capacity as Managing Member of WVP Management, LLC and in her capacity as Managing Member of Worth Venture Partners, LLC, may also be deemed to have investment discretion and voting power of the shares held by this Selling Stockholder. WVP Management, LLC, Cavalry Fund I Management LLC, Worth Venture Partners, LLC, Mr. Walsh and Ms. Flamholz each disclaim any beneficial ownership of these shares. The business address of WVP Emerging Manager Onshore Fund, LLC - Structured Small Cap Lending Series is 1111 Brickell Avenue, Suite 2920, Miami, FL 33131.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock and exercise of the Common Warrants to permit the resale of these shares of common stock by the holders of the Series C Convertible Preferred Stock and the Common Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we will receive the exercise price of any Common Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Each selling stockholder of the securities and any of their pledgees, assignees, donees, transferees or other successors-in-interest may, from time to time, may sell, transfer or otherwise dispose of any or all of their securities covered hereby. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling stockholders may pledge or grant a security interest in some or all of the Series C Convertible Preferred Stock, the Common Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $125,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We agreed to keep this prospectus effective until the earlier of the date that the securities (i) have been sold, pursuant to this prospectus or pursuant to Rule 144, or (ii) the date on which the securities may be resold by the selling stockholders without restriction pursuant to Rule 144 (including, without limitation, any volume or manner-of-sale limitations) and without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act). All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will not receive any proceeds from sales of any shares of common stock by the selling stockholders, although we will receive the exercise price of any Common Warrants not exercised by the selling stockholders on a cashless exercise basis.

We cannot assure you that the selling stockholders will sell all or any portion of the shares of common stock offered hereby. We are registering the resale of shares of our common stock to provide the selling stockholders with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholders pursuant to this prospectus or at all.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

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DESCRIPTION OF SECURITIES

General

This prospectus describes the general terms of our capital stock. The following description is not complete and may not contain all the information you should consider before investing in our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our certificate of incorporation, as amended, referred to herein as our certificate of incorporation, and our amended and restated bylaws, referred to herein as our bylaws.

The total number of shares of capital stock we are authorized to issue is 110,000,000 shares, of which (1) 100,000,000 shares are common stock, par value $0.001 per share (or common stock) and (2) 10,000,000 shares are preferred stock, par value $0.001 per share (or preferred stock), which may, at the sole discretion of our board of directors be issued in one or more series.

We have two classes of securities registered under Section 12 of the Exchange Act. Our shares of common stock are listed on The Nasdaq Stock Market under the trading symbol “AUUD.” Our Series A Warrants are listed on the Nasdaq Stock Market under the trading symbol “AUUDW.”

Description of Capital Stock

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Our board has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Series B Convertible Preferred Stock

On April 23, 2024, we entered into a securities purchase agreement with accredited investors, pursuant to which we issued and sold 2,314 shares of our newly designated Series B Convertible Preferred Stock for an aggregate purchase price of $2,314,000.

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Holders of the Series B Convertible Preferred Stock will be entitled to dividends in the amount of 10% per annum, payable quarterly. We have the option to pay dividends on the Series B Convertible Preferred Stock in additional shares of common stock. If we elect to pay in the form of common stock, the number of dividend shares to be issued shall be calculated by using a “Dividend Conversion Price” equal to the lower of (i) the then applicable Conversion Price (as defined in the Certificate of Designations) as in effect on the applicable dividend date, or (ii) 90% of the lowest volume-weighted average price (“VWAP”) of the common stock during the five (5) consecutive trading day period ending and including the trading day immediately preceding the applicable dividend date. We also have the option to cumulate or “capitalize” the dividends, in which case the accrued dividend amount shall be added to the stated value of each share of Series B Convertible Preferred Stock.

The stated value of each share of Series B Convertible Preferred Stock (including all the unpaid dividends and other amounts payable on the Series B Convertible Preferred Stock) will be convertible into common stock at an initial fixed Conversion Price of $31.46 per share of common stock. The Series B Convertible Preferred Stock may be converted into shares of common stock at any time at the option of the holder. The Series B Convertible Preferred Stock may also be converted into shares of common stock at our option if the closing price of the common stock exceeds 300% of the Conversion Price for 20 consecutive trading days.

The Conversion Price of the Series B Convertible Preferred Stock is subject to certain anti-dilution adjustments, including in the event of any stock splits or combinations, certain dividends and distributions, reclassification, exchange or substitution of our common stock or in the event that we grant, issue or sell (or enters into any agreement to grant, issue or sell), or are deemed to have granted, issued or sold, any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (the foregoing a “Dilutive Issuance”) Immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.

The Series B Convertible Preferred Stock has no voting rights, except as may otherwise be required by the General Corporation Law of the State of Delaware. The stated value of each share of Series B Convertible Preferred Stock (including all the unpaid dividends and other amounts payable on the Series B Convertible Preferred Stock) will be convertible into common stock at an initial fixed Conversion Price of $31.46 per share of common stock. The Series B Convertible Preferred Stock may be converted into shares of common stock at any time at the option of the holder.

The Certificate of Designations contains customary events of default, or “Triggering Events”, including, among others, (i) certain events of bankruptcy, insolvency or reorganization; (ii) failure to comply with the listing rules of Nasdaq; (iii) certain breaches of the transaction agreements related to this financing; and (iv) any of the shares of the Series B Convertible Preferred Stock remaining outstanding on or after April 23, 2026.

Upon the occurrence of a Triggering Event, (i) the dividend rate on the Series B Convertible Preferred Stock will increase to 18%, and (ii) the Conversion Price then in effect will be adjusted to an “Alternate Conversion Price” equal to the lowest of (i) the applicable Conversion Price as then in effect, and (ii) the greater of (x) the “Floor Price” of $6.2934 and (y) 80% of the lowest VWAP of the common stock during the five (5) consecutive trading day period immediately preceding the delivery or deemed delivery of the applicable conversion notice.

At any time, we shall have the right to redeem all, but not less than all, of the Series B Convertible Preferred Shares then outstanding in cash at a 25% redemption premium to the greater of (i) the face value of our common stock underlying the Series B Convertible Preferred Shares and (ii) the equity value of our common stock underlying the Series B Convertible Preferred Shares. The equity value of our common stock underlying the Series B Convertible Preferred Shares is calculated using the greatest closing sale price of our common stock on any trading day immediately preceding the date we notify the holders of our election to redeem and the date we make the entire payment required.

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Upon our liquidation, dissolution or winding up, holders of Series B Convertible Preferred Stock shall be entitled to receive in cash out of our assets, before any amount shall be paid to the holders of any of shares of common stock, an amount per shares of Series B Convertible Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Warrants) with respect to the outstanding portion of all Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the applicable liquidation value and (B) the amount per share such holder would receive if such holder converted such share of Series B Convertible Preferred Stock into common stock immediately prior to the date of such payment.

On February 19, 2025, 140 shares of Series B Preferred stock were converted to 16,654 shares of Common stock. Additionally, on February 19, 2025, the Series B Preferred stockholders converted their capitalized dividends into 16,654 shares of Common stock.

In April 2025, 447 shares of Series B Preferred stock and capitalized dividends were converted to 85,225 shares of Common stock.

On June 26, 2025, 192 shares of Series B Preferred stock and capitalized dividends were converted to 34,523 shares of Common Stock.

In August 2025, 1,535 shares of Series B Preferred stock and capitalized dividends were converted to 520,574 shares of Common Stock.

As of August 31, 2025, there were no shares of Series B Preferred stock outstanding.

Series C Convertible Preferred Stock

On June 30, 2025, we entered into a securities purchase agreement with accredited investors, pursuant to which we issued and sold 750 shares of our newly designated Series C Convertible Preferred Stock for an aggregate purchase price of $750,000.

Holders of the Series C Convertible Preferred Stock will be entitled to dividends in the amount of 15% per annum, payable quarterly. We have the option to pay dividends on the Series C Convertible Preferred Stock in additional shares of common stock, subject to certain conditions. If we elect to pay in the form of common stock, the number of dividend shares to be issued shall be calculated by using a “Dividend Conversion Price” equal to the lower of (i) the then applicable Conversion Price (as defined in the Certificate of Designations) as in effect on the applicable dividend date, or (ii) 90% of the lowest volume-weighted average price (“VWAP”) of the common stock during the five (5) consecutive trading day period ending and including the trading day immediately preceding the applicable dividend date. We also have the option to cumulate or “capitalize” the dividends, in which case the accrued dividend amount shall be added to the stated value of each share of Series C Convertible Preferred Stock.

The stated value of each share of Series C Convertible Preferred Stock (including all the unpaid dividends and other amounts payable on the Series C Convertible Preferred Stock) will be convertible into common stock at an initial fixed Conversion Price of $4.77 per share of common stock. The Series C Convertible Preferred Stock may be converted into shares of common stock at any time at the option of the holder. The Series C Convertible Preferred Stock may also be converted into shares of common stock at our option if the closing price of the common stock exceeds 300% of the Conversion Price for 20 consecutive trading days.

The Conversion Price of the Series C Convertible Preferred Stock is subject to certain anti-dilution adjustments, including in the event of any stock splits or combinations, certain dividends and distributions, reclassification, exchange or substitution of our common stock or in the event that we grant, issue or sell (or enters into any agreement to grant, issue or sell), or are deemed to have granted, issued or sold, any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (the foregoing a “Dilutive Issuance”); provided that any Conversion Price adjustment due to a Dilutive Issuance may not be effected until after stockholder approval of the issuance of all of the securities under the 2025 SPA in compliance with the rules and regulations of Nasdaq has been obtained (the “Stockholder Approval”). Immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. Additionally, if on the earlier of (x) the effective date of this Registration Statement and (y) the date that the Series C Preferred Stock is eligible to be resold without restriction under Rule 144 of the Securities Act (the “Applicable Date”), the Conversion Price then in effect is greater than the greater of (A) the Floor Price (as defined below), and (B) the closing bid price of the common stock as of the trading day ended immediately prior to such date of determination (the “Market Price”), the Conversion Price shall automatically lower to the Adjustment Price.

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The Series C Convertible Preferred Stock has no voting rights, except as may otherwise be required by the General Corporation Law of the State of Delaware. The stated value of each share of Series C Convertible Preferred Stock (including all the unpaid dividends and other amounts payable on the Series C Convertible Preferred Stock) will be convertible into common stock at an initial fixed Conversion Price of $4.77 per share of common stock. The Series C Convertible Preferred Stock may be converted into shares of common stock at any time at the option of the holder.

The Certificate of Designations contains customary events of default, or “Triggering Events”, including, among others, (i) certain events of bankruptcy, insolvency or reorganization; (ii) failure to comply with the listing rules of Nasdaq; (iii) certain breaches of the transaction agreements related to this financing; and (iv) any of the shares of the Series C Convertible Preferred Stock remaining outstanding on or after June 30, 2027.

Upon the occurrence of a Triggering Event, (i) the dividend rate on the Series C Convertible Preferred Stock will increase by 18%, and (ii) the Conversion Price then in effect will be adjusted to an “Alternate Conversion Price” equal to the lowest of (i) the applicable Conversion Price as then in effect, and (ii) the greater of (x) the “Floor Price” of $0.954 and (y) 80% of the lowest VWAP of the common stock during the five (5) consecutive trading day period immediately preceding the delivery or deemed delivery of the applicable conversion notice.

At any time, we shall have the right to redeem all, but not less than all, of the Series C Convertible Preferred Shares then outstanding in cash at a 25% redemption premium to the greater of (i) the face value of our common stock underlying the Series C Convertible Preferred Shares and (ii) the equity value of our common stock underlying the Series C Convertible Preferred Shares. The equity value of our common stock underlying the Series C Convertible Preferred Shares is calculated using the greatest closing sale price of our common stock on any trading day immediately preceding the date we notify the holders of our election to redeem and the date we make the entire payment required.

Upon our liquidation, dissolution or winding up, holders of Series C Convertible Preferred Stock shall be entitled to receive in cash out of our assets, before any amount shall be paid to the holders of any of shares of common stock, an amount per shares of Series C Convertible Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Common Warrants) with respect to the outstanding portion of all Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the applicable liquidation value and (B) the amount per share such holder would receive if such holder converted such share of Series C Convertible Preferred Stock into common stock immediately prior to the date of such payment.

As of August 31, 2025, there were 750 shares of Series C Preferred stock outstanding.

We have no other shares of preferred stock are currently outstanding.

Description of Warrants

Series A Warrants

Each Series A Warrant represents the right to purchase one share of common stock at an exercise price of $1,928.4375. The Series A Warrants are exercisable beginning February 17, 2021 will terminate on the 5th anniversary date the Series A Warrants are first exercisable. The exercise price and number of shares for which each Series A Warrant may be exercised is subject to adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Holders of the Series A Warrants may exercise their Series A Warrants to purchase shares of our common stock on or before the termination date by delivering an exercise notice, appropriately completed and duly signed. Payment of the exercise price for the number of shares for which the Series A Warrants is being exercised must be made within two trading days following such exercise. In the event that the registration statement relating to the Series A Warrants shares (the “Warrant Shares”) is not effective, a holder of Series A Warrants may only exercise its Series A Warrants for a net number of Warrant Shares pursuant to the cashless exercise procedures specified in the Series A Warrants. Series A Warrants may be exercised in whole or in part, and any portion of a Series A Warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of a Series A Warrant.

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Upon the holder’s exercise of a Series A Warrant, we will issue the shares of common stock issuable upon exercise of the Series A Warrant within three trading days of our receipt of notice of exercise, subject to timely payment of the aggregate exercise price therefor.

The shares of common stock issuable on exercise of the Series A Warrants will be, when issued in accordance with the Series A Warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

If, at any time a Series A Warrant is outstanding, we consummate any fundamental transaction, as described in the Series A Warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding common stock, or the sale of all or substantially all of our assets, or other transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of any Series A Warrants will thereafter receive upon exercise of the Series A Warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such Series A Warrants would have been entitled upon such consolidation or merger or other transaction.

The Series A Warrants are not exercisable by their holder to the extent (but only to the extent) that such holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock.

Amendments and waivers of the terms of the Series A Warrants require the written consent of the holder of such Series A Warrants and us. The Series A Warrants will be issued in book-entry form under a warrant agent agreement between V-Stock Transfer Company, Inc. as warrant agent, and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

You should review a copy of the warrant agent agreement and the form of the Series A Warrants, each of which are included as exhibits to the registration statement of which this prospectus is a part.

Other Warrants

At August 31, 2025, we had 27,255 outstanding prefunded common stock warrants with an exercise price of $0.017 per share. At August 31, 2025, we also had 421,141 other outstanding common stock warrants, including those issued in the PIPE Offering, with a weighted-average exercise price of $5.16 and a weighted average remaining contractual life of approximately 4.7 years as of August 31, 2025.

These warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the underlying shares at the time of exercise of the warrant after deduction of a number of shares equal in value to the aggregate exercise price. The warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Anti-Takeover Effects of Delaware Law and Provisions of Our Charter and Our Bylaws

Certain provisions of the DGCL and of our charter and our bylaws could have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

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Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Board Composition and Filling Vacancies

Our charter provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock. Our charter and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors may only be set by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

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No Written Consent of Stockholders

Our charter and bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our charter and bylaws provide that only a majority of the members of our Board then in office, our Executive Chairman or our Chief Executive Officer may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

Advance Notice Requirements

Our bylaws provide advance notice procedures for stockholders seeking to bring matters before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment to Our Charter and Bylaws

The DGCL, provides, generally, that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an election of directors is required to amend or repeal or to adopt certain provisions of our charter.

Undesignated Preferred Stock

Our charter provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board could cause shares of convertible preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our charter grants our board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

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Choice of Forum

Our charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings: any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or any action asserting a claim against the Company governed by the internal affairs doctrine. Our charter also provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Despite the fact that the certificate of incorporation provides for this exclusive forum provision to be applicable to the fullest extent permitted by applicable law, Section 27 of the Exchange Act, creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, this provision of the Company’s certificate of incorporation would not apply to claims brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. However, there is uncertainty as to whether a Delaware court would enforce the exclusive federal forum provisions for Securities Act claims and that investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

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LEGAL MATTERS

Carroll Legal LLC, Denver, CO, will pass upon the validity of the shares of common stock offered hereby.

EXPERTS

Our balance sheets as of December 31, 2024 and 2023 and the related statements of operations, changes in statement of stockholders’ equity and statement of cash flows for each of the years ended December 31, 2024 and 2023, incorporated in this prospectus by reference have been audited by Haynie & Company, independent registered public accounting firm, with respect thereto, and has been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room of the SEC. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC website is www.sec.gov.

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INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 5, 2025;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as filed with the SEC on May 8, 2025;

3.	Our Current Reports on Form 8-K filed with the SEC on January 3, 2025, April 1, 2025, June 30, 2025, July 9, 2025, July 30, 2025, August 5, 2025, August 22, 2025, and August 29, 2025; and

4.	The description of our Common Stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on February 16, 2021, as updated by the description of our Common Stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 5, 2025.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) on or after the date of the effectiveness of the registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Auddia Inc.
Attn: Investor Relations
1680 38th Street, Suite 130
Boulder, CO 80301
Telephone: (303) 219-9771

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

We are paying all expenses of the offering. The following table sets forth all expenses to be paid by the registrant. All amounts shown are estimates except for the registration fee.

Securities and Exchange Commission registration fee	$552.99
Legal fees and expenses	100,000.00
Accountants’ fees and expenses	10,000.00
Printing expenses	2,500.00
Transfer agent and registrar fees and expenses	2,500.00
Miscellaneous	9,454.91
Total	$125,007.90

Item 15. Indemnification of Directors and Officers.

We are incorporated under the laws of the state of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of our indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, or officer, of the company or any of its subsidiaries or was serving at the company’s request in an official capacity for another entity. We must indemnify our officers and directors against (1) attorneys’ fees and (2) all other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal) or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

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Item 16. Exhibits.

(a)    Exhibits.

Exhibit Number	Description of Document	Incorporated by Reference from Form	Filing Date	Exhibit Number	Filed Herewith
2.1	Form of Plan of Conversion	8-K	02-22-2021	2.1
3.1	Certificate of Incorporation of the Company	8-K	02-22-2021	3.1
3.2	Bylaws of the Company	8-K	02-22-2021	3.2
3.3	Certificate of Amendment to the Certificate of Incorporation of the Company	8-K	02-27-2024	3.1
3.4	Certificate of Amendment to the Certificate of Incorporation of the Company	8-K	04-01-2025	3.1
3.5	Certificate of Designation for Series A Preferred Stock	8-K	11-16-2023	3.1
3.6	Certificate of Designation for Series B Preferred Stock	8-K	04-29-2024	3.1
3.7	Amendment to Bylaws dated September 6, 2024	8-K	09-12-2024	3.1
3.8	Certificate of Designation for Series C Preferred Stock	8-K	06-30-2025	3.1
4.1	Form of Common Stock Certificate	S-1/A	10-08-2020	4.1
4.2	Form of Warrant after Conversion from an LLC to a Corporation	S-1/A	01-28-2020	3.5
4.3	Form of IPO Series A Warrant	S-1/A	02-05-2021	3.6
4.4	Secured Promissory Bridge Note dated November 14, 2022	8-K	11-14-2022	10.1
4.5	Common Stock Warrant dated November 14, 2022	8-K	11-14-2022	10.2
4.6	Security Agreement dated November 14, 2022	8-K	11-14-2022	10.3
4.7	Secured Promissory Bridge Note dated November 14, 2022	8-K	11-14-2022	10.1
4.8	Common Stock Warrant dated November 14, 2022	8-K	11-14-2022	10.2
4.9	Secured Promissory Bridge Note dated April 17, 2023	8-K	04-21-2023	10.1
4.10	Common Stock Warrant for 600,000 shares dated April 17, 2023	8-K	04-21-2023	10.2
4.11	Common Stock Warrant for 650,000 shares dated April 17, 2023	8-K	04-21-2023	10.3
4.12	Form of Common Stock Warrant dated April 23, 2024	8-K	04-29-2024	10.2
4.13	Form of Common Stock Warrant dated June 30, 2025	8-K	06-30-2025	10.2
10.1	Form of Securities Purchase Agreement dated June 30, 2025	8-K	06-30-2025	10.1
10.2	Form of Registration Rights Agreement dated June 30, 2025	8-K	06-30-2025	10.4
5.1	Opinion of Carroll Legal LLC	S-3	08-04-2025	5.1
23.1	Consent of Haynie and Company, Independent Registered Public Accounting Firm				X
23.2	Consent of Carroll Legal LLC (included in Exhibit 5.1)	S-3	08-04-2025	23.2
24.1	Power of Attorney (incorporated by reference to the signature page)	S-3	08-04-2025	24.1
107	Filing Fee Table	S-3	08-04-2025	107

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boulder, State of Colorado, on September 10, 2025.

AUDDIA INC.

By:	/s/ Jeffrey Thramann, M.D.
Jeffrey Thramann, M.D.
Interim President and Chief Executive Officer

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